EXHIBIT 1

FOR IMMEDIATE RELEASE                   CONTACT:  Rosanne O'Brien
                                                  Teledyne, Inc.
                                                  310/551-4265


TELEDYNE NAMES DIANE CREEL, EARTH TECH CEO, TO BOARD OF DIRECTORS


      LOS ANGELES, Calif., February 15, 1995 --- Diane C. Creel, chairwoman, president and chief executive officer of EARTH TECH, an environmental engineering firm headquartered in Long Beach, California, has been named to the Board of Directors of Teledyne, Inc. (NYSE:TDY). This appointment expands the number of Teledyne directors to eight.
      William P. Rutledge, Teledyne's chairman and chief executive officer, said, "Diane Creel has a superb record of accomplishment at a rapidly growing and successful company in the emerging environmental engineering industry. She brings valuable experience and perspective to the board of directors, and we look forward to her contributions to Teledyne's profitable growth in the future".
     Before becoming chief executive officer at EARTH TECH, Creel, 46, was chief operating officer, responsible for the firm's government and commercial divisions. She joined EARTH TECH in 1984 as vice president of marketing. Founded in 1970, EARTH TECH serves government, commercial, industrial, and municipal clients from more than 40 offices throughout the United States.
     Creel holds B.A. and M.A. degrees in Journalism from the University of South Carolina, and has completed post-graduate work at The Wharton School, University of Pennsylvania, and Harvard University. She currently serves on the Board of the Corporations and Trusts which comprises the Fixed Income Fund of the American Funds Group; Glendale Federal Bank; and the Los Angeles Chapter of the National Association of Corporate Directors. She also serves on the Board of Advisors of the Entrepreneurial Studies Center of the Anderson Graduate School of Management, UCLA.
     Creel joins William P. Rutledge, Frank Cahouet, George Kozmetsky, Donald B. Rice, George A. Roberts, Fayez Sarofim and Henry E. Singleton as Directors of Teledyne.
     Teledyne, Inc., headquartered in Los Angeles, is a diversified manufacturing corporation serving customers worldwide through 18 operating companies focused in four business segments:
Aviation & Electronics; Specialty Metals; Industrial; and Consumer. Teledyne's 1994 sales were $2.4 billion.

# # #